Exhibit 8.1

January 16, 2007

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Re:	Merger Agreement with LS Power Entities

Ladies and Gentlemen:

We have acted as counsel to Dynegy Inc., an Illinois corporation (the “Company”), in connection with the Plan of Merger, Contribution and Sale Agreement, dated as of September 14, 2006 (the “Merger Agreement”), by and among the Company, Dynegy Acquisition, Inc. (“New Dynegy”), Falcon Merger Sub Co. (“Merger Sub”), LSP Gen Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Equity Partners, L.P. and LS Power Associates, L.P., pursuant to which, among other transactions, Merger Sub will merge with and into the Company (the “Merger”).

At your request, in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of New Dynegy with the Securities and Exchange Commission on or about the date hereof (as amended, the “Registration Statement”), we have reviewed the description set forth therein under the caption “The Merger—Material U.S. Federal Income Tax Consequences to Dynegy’s Shareholders” and have concluded that the statements of legal conclusions set forth in that description reflect our opinion as to the anticipated United States federal income tax consequences of the Merger to the shareholders of the Company.

In connection with rendering our opinion, we have reviewed the Merger Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate. We have also assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Merger, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, regulations and administrative pronouncements promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by such change.

Dynegy Inc.

January 16, 2007

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Sections 7 and 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP